UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 13)

                                Gravity Co., Ltd.
          -------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value Won 500 Per Share

                 Shares of Common Stock in the form of American
                               Depository Shares*
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    38911N107
            ---------------------------------------------------------
                                 (CUSIP Number)

                          Moon Capital Master Fund Ltd.
                         c/o Moon Capital Management LP
                           499 Park Avenue, 8th Floor
                               New York, NY 10022
                          Attention: Richard Walz, Esq.
                                 General Counsel
                                 (212) 652-4567

                                 with a copy to:
                             Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                               New York, NY 10112
                          Attention: Sey-Hyo Lee, Esq.
                                 (212) 408-5100
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                October 12, 2009
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

--------------------------------------------------------------------------------
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |X|

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


--------------------
* Each American Depository Share represents one-fourth of one share of common stock, par value Won 500 per share (the "Common Stock").

                                  SCHEDULE 13D
--------------------                                        --------------------
CUSIP No. 38911N107                                           Page 2 of 12 Pages
--------------------                                        --------------------
--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Moon Capital Master Fund Ltd.
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                                (b) [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS

          OO
--------- ----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                    [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
------------------- ------- ----------------------------------------------------
    NUMBER OF         7     SOLE VOTING POWER

     SHARES                 -0-
                    ------- ----------------------------------------------------
   BENEFICIALLY       8     SHARED VOTING POWER

     OWNED BY               314,682.5*
                    ------- ----------------------------------------------------
       EACH           9     SOLE DISPOSITIVE POWER

    REPORTING               -0-
                    ------- ----------------------------------------------------
      PERSON          10    SHARED DISPOSITIVE POWER

       WITH                 314,682.5*
------------------- ------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          314,682.5*
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES
                                                                    [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.53% of outstanding shares of Common Stock
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------


--------------------
* Includes 105,971 shares of Common Stock and 834,846 American Depository Shares ("ADSs") representing 208,711.5 shares of Common Stock.

                                  SCHEDULE 13D
--------------------                                        --------------------
CUSIP No. 38911N107                                           Page 3 of 12 Pages
--------------------                                        --------------------
--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Moon Capital Leveraged Master Fund Ltd.
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                                (b) [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS

          OO
--------- ----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                    [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
------------------- ------- ----------------------------------------------------
    NUMBER OF         7     SOLE VOTING POWER

     SHARES                 -0-
                    ------- ----------------------------------------------------
   BENEFICIALLY       8     SHARED VOTING POWER

     OWNED BY               82,631.5*
                    ------- ----------------------------------------------------
       EACH           9     SOLE DISPOSITIVE POWER

    REPORTING               -0-
                    ------- ----------------------------------------------------
      PERSON          10    SHARED DISPOSITIVE POWER

       WITH                 82,631.5*
------------------- ------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          82,631.5*
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES
                                                                    [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.19% of outstanding shares of Common Stock
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------


--------------------
*  Represents 330,526 ADSs.

                                  SCHEDULE 13D
--------------------                                        --------------------
CUSIP No. 38911N107                                           Page 4 of 12 Pages
--------------------                                        --------------------
--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Moon Capital Management LP
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                                (b) [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS

          OO
--------- ----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                    [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------- ------- ----------------------------------------------------
    NUMBER OF         7     SOLE VOTING POWER

     SHARES                 -0-
                    ------- ----------------------------------------------------
   BENEFICIALLY       8     SHARED VOTING POWER

     OWNED BY               397,314*
                    ------- ----------------------------------------------------
       EACH           9     SOLE DISPOSITIVE POWER

    REPORTING               -0-
                    ------- ----------------------------------------------------
      PERSON          10    SHARED DISPOSITIVE POWER

       WITH                 397,314*
------------------- ------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          397,314*
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES
                                                                    [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.72% of outstanding shares of Common Stock
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          PN
--------- ----------------------------------------------------------------------


--------------------
* Includes 105,971 shares of Common Stock and 1,165,372 ADSs representing 291,343 shares of Common Stock.

                                  SCHEDULE 13D
--------------------                                        --------------------
CUSIP No. 38911N107                                           Page 5 of 12 Pages
--------------------                                        --------------------
--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          JWM Capital LLC
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                                (b) [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS

          OO
--------- ----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                    [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------- ------- ----------------------------------------------------
    NUMBER OF         7     SOLE VOTING POWER

     SHARES                 -0-
                    ------- ----------------------------------------------------
   BENEFICIALLY       8     SHARED VOTING POWER

     OWNED BY               397,314*
                    ------- ----------------------------------------------------
       EACH           9     SOLE DISPOSITIVE POWER

    REPORTING               -0-
                    ------- ----------------------------------------------------
      PERSON          10    SHARED DISPOSITIVE POWER

       WITH                 397,314*
------------------- ------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          397,314*
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES
                                                                    [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.72% of outstanding shares of Common Stock
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          OO
--------- ----------------------------------------------------------------------


--------------------
* Includes 105,971 shares of Common Stock and 1,165,372 ADSs representing 291,343 shares of Common Stock.

                                  SCHEDULE 13D
--------------------                                        --------------------
CUSIP No. 38911N107                                           Page 6 of 12 Pages
--------------------                                        --------------------
--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          John W. Moon
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [X]
                                                                (b) [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS

          OO
--------- ----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                    [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
------------------- ------- ----------------------------------------------------
    NUMBER OF         7     SOLE VOTING POWER

     SHARES                 -0-
                    ------- ----------------------------------------------------
   BENEFICIALLY       8     SHARED VOTING POWER

     OWNED BY               397,314*
                    ------- ----------------------------------------------------
       EACH           9     SOLE DISPOSITIVE POWER

    REPORTING               -0-
                    ------- ----------------------------------------------------
      PERSON          10    SHARED DISPOSITIVE POWER

       WITH                 397,314*
------------------- ------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          397,314*
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES
                                                                    [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.72% of outstanding shares of Common Stock
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------- ----------------------------------------------------------------------


--------------------
* Includes 105,971 shares of Common Stock and 1,165,372 ADSs representing 291,343 shares of Common Stock.

CUSIP No. 38911N107               SCHEDULE 13D                Page 7 of 12 Pages


     This Amendment No. 13 (this "Amendment No. 13") further amends and supplements the Schedule 13D dated March 28, 2006 filed by Moon Capital Master Fund Ltd., Moon Capital Management LP, JWM Capital LLC and Mr. John W. Moon (the "Schedule 13D") in connection with the American Depository Shares of Gravity Co., Ltd., as amended and supplemented by Amendment No. 1 to Schedule 13D dated May 4, 2006 ("Amendment No. 1"), Amendment No. 2 to Schedule 13D dated May 23, 2006 ("Amendment No. 2"), Amendment No. 3 to Schedule 13D dated June 1, 2006 ("Amendment No. 3"), Amendment No. 4 to Schedule 13D dated July 18, 2006 ("Amendment No. 4"), Amendment No. 5 to Schedule 13D dated July 31, 2006 ("Amendment No. 5"), Amendment No. 6 to Schedule 13D dated August 22, 2006 ("Amendment No. 6"), Amendment No. 7 to Schedule 13D dated August 25, 2006 ("Amendment No. 7"), Amendment No. 8 to Schedule 13D dated November 9, 2006 ("Amendment No. 8"), Amendment No. 9 to Schedule 13D dated November 20, 2006 ("Amendment No. 9"), Amendment No. 10 to Schedule 13D dated July 13, 2009 ("Amendment No. 10"), Amendment No. 11 to Schedule 13D dated August 7, 2009 ("Amendment No. 11") and Amendment No. 12 to Schedule 13D dated August 24, 2009 filed by Moon Capital Master Fund Ltd., Moon Capital Leveraged Master Fund Ltd., Moon Capital Management LP, JWM Capital LLC and Mr. John W. Moon in connection with the American Depository Shares and shares of common stock of Gravity Co., Ltd. Capitalized terms used in this Amendment No. 13 and not otherwise defined herein have the meanings assigned to such terms in Amendments Nos. 1 through 12 and/or the Schedule 13D.


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

     Section A of Item 5 is hereby amended and supplemented as follows:

     The percentages used in this Schedule 13D are calculated based upon the 6,948,900 shares of Common Stock issued and outstanding as of December 31, 2008, including through ADSs.

A. As of the date hereof, the Reporting Persons have the following interests in the securities of Gravity:

     (a) Moon Capital Master Fund Ltd.

         (i)    Amount beneficially owned: 314,682.5*

         (ii)   Percent of class: 4.53% of outstanding shares of Common Stock

         (iii)  Number of shares as to which such person has:

                (a)  Sole power to vote or direct the vote: -0-

                (b)  Shared power to vote or direct the vote: 314,682.5*

                (c)  Sole power to dispose or direct the disposition: -0-


--------------------
* Includes 105,971 shares of Common Stock and 834,846 ADSs representing 208,711.5 shares of Common Stock.

CUSIP No. 38911N107               SCHEDULE 13D                Page 8 of 12 Pages


                (d)  Shared power to dispose or direct the disposition:
                     314,682.5*

     (b) Moon Capital Leveraged Master Fund Ltd.

         (i)    Amount beneficially owned 82,631.5**

         (ii)   Percent of class: 1.19% of outstanding shares of Common Stock

         (iii)  Number of shares as to which such person has:

                (a)  Sole power to vote or direct the vote: -0-

                (b)  Shared power to vote or direct the vote: 82,631.5**

                (c)  Sole power to dispose or direct the disposition: -0-

                (d)  Shared power to dispose or direct the disposition:
                     82,631.5**

     (c) Moon Capital Management LP

         (i)    Amount beneficially owned: 397,314***

         (ii)   Percent of class: 5.72% of outstanding shares of Common Stock

         (iii)  Number of shares as to which such person has:

                (a)  Sole power to vote or direct the vote: -0-

                (b)  Shared power to vote or direct the vote: 397,314***

                (c)  Sole power to dispose or direct the disposition: -0-

                (d)  Shared power to dispose or direct the disposition:
                     397,314***

     (d) JWM Capital LLC

         (i)    Amount beneficially owned: 397,314***

         (ii)   Percent of class: 5.72% of outstanding shares of Common Stock

         (iii)  Number of shares as to which such person has:

                (a)  Sole power to vote or direct the vote: -0-


--------------------
** Represents 330,526 ADSs.

*** Includes 105,971 shares of Common Stock and 1,165,372 ADSs representing
    291,343 shares of Common Stock.

CUSIP No. 38911N107               SCHEDULE 13D                Page 9 of 12 Pages


                (b)  Shared power to vote or direct the vote: 397,314***

                (c)  Sole power to dispose or direct the disposition: -0-

                (d)  Shared power to dispose or direct the disposition:
                     397,314***

     (e) Mr. John W. Moon

         (i)    Amount beneficially owned: 397,314***

         (ii)   Percent of class: 5.72% of Outstanding shares of Common Stock

         (iii)  Number of shares as to which such person has:

                (a)  Sole power to vote or direct the vote: -0-

                (b)  Shared power to vote or direct the vote: 397,314***

                (c)  Sole power to dispose or direct the disposition: -0-

                (d)  Shared power to dispose or direct the disposition:
                     397,314***


Section C of Item 5 is hereby supplemented as follows:

Moon Capital Leveraged Master Fund Ltd.
---------------------------------------

     On September 16, 2009 the Moon Capital Leveraged Master Fund Ltd. sold 200 ADSs on the open market at a price of $2.10 per share.

     On September 16, 2009 the Moon Capital Leveraged Master Fund Ltd. sold 13,500 ADSs on the open market at a price of $2.02 per share.

     On September 16, 2009 the Moon Capital Leveraged Master Fund Ltd. sold 2,700 ADSs on the open market at a price of $2.005 per share.

     On September 17, 2009 the Moon Capital Leveraged Master Fund Ltd. sold 6,000 ADSs on the open market at a price of $2.002 per share.

     On September 18, 2009 the Moon Capital Leveraged Master Fund Ltd. sold 1,400 ADSs on the open market at a price of $2.004 per share.


--------------------
*** Includes 105,971 shares of Common Stock and 1,165,372 ADSs representing
    291,343 shares of Common Stock.

CUSIP No. 38911N107               SCHEDULE 13D               Page 10 of 12 Pages


     On September 22, 2009 the Moon Capital Leveraged Master Fund Ltd. sold 3,600 ADSs on the open market at a price of $2.00 per share.

     On September 23, 2009 the Moon Capital Leveraged Master Fund Ltd. sold 6,000 ADSs on the open market at a price of $2.004 per share.

     On October 12, 2009 the Moon Capital Leveraged Master Fund Ltd. sold 17,300 ADSs on the open market at a price of $2.026 per share.

     On October 13, 2009 the Moon Capital Leveraged Master Fund Ltd. sold 21,500 ADSs on the open market at a price of $2.014 per share.

     On October 14, 2009 the Moon Capital Leveraged Master Fund Ltd. sold 7,400 ADSs on the open market at a price of $2.041 per share.


Moon Capital Master Fund Ltd.
-----------------------------

     On August 24, 2009 the Moon Capital Master Fund Ltd. sold 80,000 ADSs on the open market at a price of $2.504 per share.

     On August 25, 2009 the Moon Capital Master Fund Ltd. sold 28,000 ADSs on the open market at a price of $2.354 per share.

     On September 16, 2009 the Moon Capital Master Fund Ltd. sold 600 ADSs on the open market at a price of $2.10 per share.

     On September 16, 2009 the Moon Capital Master Fund Ltd. sold 36,500 ADSs on the open market at a price of $2.020 per share.

     On September 16, 2009 the Moon Capital Master Fund Ltd. sold 7,400 ADSs on the open market at a price of $2.005 per share.

     On September 17, 2009 the Moon Capital Master Fund Ltd. sold 16,100 ADSs on the open market at a price of $2.002 per share.

     On September 18, 2009 the Moon Capital Master Fund Ltd. sold 3,900 ADSs on the open market at a price of $2.004 per share.

     On September 22, 2009 the Moon Capital Master Fund Ltd. sold 9,900 ADSs on the open market at a price of $2.00 per share.

     On September 23, 2009 the Moon Capital Master Fund Ltd. sold 16,501 ADSs on the open market at a price of $2.004 per share.

     On October 12, 2009 the Moon Capital Master Fund Ltd. sold 43,415 ADSs on the open market at a price of $2.026 per share.

CUSIP No. 38911N107               SCHEDULE 13D               Page 11 of 12 Pages


     On October 13, 2009 the Moon Capital Master Fund Ltd. sold 53,900 ADSs on the open market at a price of $2.014 per share.

     On October 14, 2009 the Moon Capital Master Fund Ltd. sold 18,284 ADSs on the open market at a price of $2.041 per share.

     On September 1, 2009 and October 1, 2009, the Moon Capital Master Fund Ltd. transferred 52,392 ADSs and 8,506 ADSs, respectively, to the Moon Capital Leveraged Master Fund Ltd. in connection with rebalancing their portfolios.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

Exhibit 1. Joint Filing Agreement Pursuant to Rule 13d-1(k) is incorporated by reference to Exhibit 1 to Amendment No. 2 to
              Schedule 13D.

Exhibit 2. Sharing Agreement dated as of March 28, 2006 between the Reporting Persons and the Ramius Entities is incorporated by reference to
              Exhibit 2 to Schedule 13D.

Exhibit 3.    Press Release dated May 24, 2006 is incorporated by reference to
              Exhibit 3 to Amendment No. 2 to Schedule 13D.

Exhibit 4.    Press Release dated June 1, 2006 is incorporated by reference to
              Exhibit 4 to Amendment No. 3 to Schedule 13D.

Exhibit 5.    Press Release dated July 19, 2006 is incorporated by reference to
              Exhibit 5 to Amendment No. 4 to Schedule 13D.

Exhibit 6. Press Release dated August 22, 2006 is incorporated by reference to Exhibit 6 to Amendment No. 6 to Schedule 13D.

Exhibit 7. Preliminary Proxy Statement in connection with the Extraordinary General Meeting of Shareholders of Gravity to be held on December 26, 2006 is incorporated by reference to Exhibit 7 to Amendment No. 9 to Schedule 13D.

Exhibit 8. Press Release dated November 20, 2006 is incorporated by reference to Exhibit 8 to Amendment No. 9 to Schedule 13D.

CUSIP No. 38911N107               SCHEDULE 13D               Page 12 of 12 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated:  October 16, 2009                   /s/ John W. Moon
                                           -------------------------------------
                                           John W. Moon,
                                           individually and as managing member
                                           of JWM Capital LLC, for itself and as
                                           the general partner of Moon Capital
                                           Management LP, for itself and as the
                                           investment manager of Moon Capital
                                           Master Fund Ltd. and Moon Capital
                                           Leveraged Master Fund Ltd.